PRICESMART ANNOUNCES FISCAL 2022 THIRD QUARTER OPERATING RESULTS AND PLANS FOR THIRD WAREHOUSE CLUB IN EL SALVADOR

NET MERCHANDISE SALES GREW 16.5%

COMPARABLE NET MERCHANDISE SALES GREW 12.8%

MEMBERSHIP BASE ACHIEVED RECORD LEVEL

STRONG RENEWAL RATE OF 88.9%

San Diego, CA (July 11, 2022) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 50 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal third quarter of 2022, which ended on May 31, 2022.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“For the third quarter of this fiscal year, our net merchandise sales grew to almost $1 billion.  Our comparable net merchandise sales increased 12.8% over last year, even after taking into account a negative currency impact of 2.2%. Once again, our Membership base set a new record, with a base of over 1.75 million accounts. We also opened our 50th club in Portmore, Jamaica during the quarter.

“However, like many other retailers, we have not been spared the impact of global supply chain disruption and abrupt shifts in consumer demands. Our hardlines and other non-foods categories are characterized by a higher penetration of imported items that tend to correlate with discretionary spending. Due to long lead times on many of these items, commitments are made many months, if not about a year, in advance.

“Many months ago, we made strategic investments in inventory with the goal of remaining in-stock and capturing higher sales. Since then, the environment has been characterized by global supply chain disruption, including Asia port closures due to COVID, container shortages, higher freight and fuel costs, inflation, and sharp changes in consumer demands. This has disrupted the cadence and flow of that inventory, and inflation has influenced consumer behavior by shifting the demand away from discretionary and toward more essential items. As a result, we have been experiencing excess inventory, primarily in the area of hardlines.

“We have taken decisive action, and continue to do so, to swiftly sell through excess inventory and quickly rebalance our inventory mix. As a result, we have experienced higher than normal markdowns. Our plan is to handle this quickly and efficiently in order to be well-positioned for the holiday season. Although it is likely we will see some margin pressure in the fourth quarter, we believe it will be far less than the third quarter.  We see this as a point in time. We have gained many new important insights. We expect soon to return to our healthy, historical margin structures.

“While dealing with short-term challenges with inventory, we are making good progress on initiatives intended to support our plans for medium and long-term growth. The team remains focused on our plan to drive growth through expansion of our global real estate footprint, by increasing the value of the membership, and by driving incremental sales through PriceSmart.com and through the creation of additional technology capabilities.”

Third Quarter Financial Results

Total revenues for the third quarter of fiscal year 2022 increased 15.1% to $1.03 billion compared to $895.3 million in the comparable period of the prior year. For the third quarter of fiscal year 2022, net merchandise sales increased 16.5% to $999.0 million from $857.5 million in the third quarter of fiscal year 2021. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $19.1 million, or 2.3%, versus the same period in the prior year.

The Company had 50 warehouse clubs in operation as of May 31, 2022 compared to 47 warehouse clubs in operation as of May 31, 2021.

Comparable net merchandise sales for the 47 warehouse clubs that have been open for greater than 13 ½ calendar months increased 12.8% for the 13-week period ended May 29, 2022 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $18.6 million or 2.2% versus the same period in the prior year.

The Company recorded operating income during the fiscal third quarter of $33.8 million compared to operating income of $36.0 million in the prior year period. Net income attributable to PriceSmart was $19.3 million, or $0.62 per diluted share, in the third quarter of fiscal year 2022 as compared to $22.5 million, or $0.73 per diluted share, in the third quarter of fiscal year 2021.

New Club Growth

PriceSmart has purchased land and plans to open its third warehouse club in El Salvador, located in the city of San Miguel, approximately 100 miles east of the capital city San Salvador. The small format club will be built on a five acre property located in the Hacienda San Andrés area and is anticipated to open in the spring of 2023. In addition, we have begun construction of a smaller format warehouse club in the affluent El Poblado area of Medellín, Colombia. We expect to open this warehouse club, which will be our second club in Medellín and the Company’s tenth warehouse club in Colombia, in the summer of 2023. Once these two new clubs are open, we will operate 52 warehouse clubs.

Conference Call Information

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Tuesday, July 12, 2022, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through July 19, 2022, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 6291871.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 50 warehouse clubs in 12 countries and one U.S. territory (nine in Colombia; eight in Costa Rica; seven in Panama; five in the Dominican Republic and Guatemala, four in Trinidad; three in Honduras; two each in El Salvador, Nicaragua, and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open a warehouse club in San Miguel, El Salvador in the spring of 2023 and a warehouse club in Medellín, Colombia in the summer of 2023. Once these two new clubs are open, the Company will operate 52 warehouse clubs.

This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Revenues:
Net merchandise sales	$999,011	$857,478	$2,954,950	$2,594,251
Export sales	13,396	10,213	32,604	30,800
Membership income	15,440	14,329	45,302	41,427
Other revenue and income	2,963	13,244	11,867	43,787
Total revenues	1,030,810	895,264	3,044,723	2,710,265
Operating expenses:
Cost of goods sold:
Net merchandise sales	856,812	720,726	2,503,638	2,179,453
Export sales	12,805	9,820	31,087	29,568
Non-merchandise	—	5,755	1,809	17,847
Selling, general and administrative:
Warehouse club and other operations	96,081	89,322	281,270	264,603
General and administrative	30,887	33,225	96,531	92,016
Pre-opening expenses	306	1	1,406	651
Loss on disposal of assets	157	366	881	568
Total operating expenses	997,048	859,215	2,916,622	2,584,706
Operating income	33,762	36,049	128,101	125,559
Other income (expense):
Interest income	473	518	1,540	1,454
Interest expense	(2,796)	(1,596)	(6,824)	(5,857)
Other expense, net	(2,423)	(2,295)	(1,833)	(4,132)
Total other expense	(4,746)	(3,373)	(7,117)	(8,535)
Income before provision for income taxes and loss of unconsolidated affiliates	29,016	32,676	120,984	117,024
Provision for income taxes	(9,776)	(10,082)	(39,729)	(38,265)
Gain (loss) of unconsolidated affiliates	18	(13)	(6)	(34)
Net income	19,258	22,581	81,249	78,725
Less: net income attributable to noncontrolling interest	—	(52)	(19)	(223)
Net income attributable to PriceSmart, Inc.	$19,258	$22,529	$81,230	$78,502
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.62	$0.73	$2.63	$2.55
Diluted	$0.62	$0.73	$2.63	$2.55
Shares used in per share computations:
Basic	30,615	30,414	30,582	30,396
Diluted	30,629	30,446	30,588	30,423

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31,
	2022	August 31,
	(Unaudited)	2021
ASSETS
Current Assets:
Cash and cash equivalents	$207,528	$202,060
Short-term restricted cash	2,986	3,647
Short-term investments	19,767	50,233
Receivables, net of allowance for doubtful accounts of $50 as of May 31, 2022 and $94 as of August 31, 2021, respectively	14,569	12,359
Merchandise inventories	460,962	389,711
Prepaid expenses and other current assets (includes $1,550 and $0 as of May 31, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	44,059	39,194
Total current assets	749,871	697,204
Long-term restricted cash	12,203	9,772
Property and equipment, net	765,034	730,204
Operating lease right-of-use assets, net	114,775	123,655
Goodwill	43,347	45,095
Other intangibles, net	1,153	7,762
Deferred tax assets	27,990	24,225
Other non-current assets (includes $5,410 and $2,464 as of May 31, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	66,852	57,329
Investment in unconsolidated affiliates	10,538	10,544
Total Assets	$1,791,763	$1,705,790
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$15,336	$—
Accounts payable	393,536	388,791
Accrued salaries and benefits	40,411	41,896
Deferred income	29,648	26,898
Income taxes payable	8,292	8,310
Other accrued expenses and other current liabilities	35,387	39,736
Operating lease liabilities, current portion	7,442	8,526
Dividends payable	13,430	—
Long-term debt, current portion	34,275	19,395
Total current liabilities	577,757	533,552
Deferred tax liability	2,000	1,568
Long-term income taxes payable, net of current portion	5,550	4,160
Long-term operating lease liabilities	121,583	129,256
Long-term debt, net of current portion	108,182	110,110
Other long-term liabilities (includes $1,048 and $3,010 for the fair value of derivative instruments and $7,445 and $7,380 for post-employment plans as of May 31, 2022 and August 31, 2021, respectively)	8,493	10,930
Total Liabilities	823,565	789,576

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,688,311 and 31,467,971 shares issued and 30,930,527 and 30,755,308 shares outstanding (net of treasury shares) as of May 31, 2022 and August 31, 2021, respectively	3	3
Additional paid-in capital	477,281	465,015
Accumulated other comprehensive loss	(193,148)	(182,508)
Retained earnings	713,444	658,919
Less: treasury stock at cost, 757,784 shares as of May 31, 2022 and 712,663 shares as of August 31, 2021	(29,382)	(26,084)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	968,198	915,345
Noncontrolling interest in consolidated subsidiaries	—	869
Total Stockholders' Equity	968,198	916,214
Total Liabilities and Equity	$1,791,763	$1,705,790